Exhibit 99.1

Regency Centers Updates 2015 and Introduces 2016 Earnings Guidance

JACKSONVILLE, Fla. (January 11, 2016) - Regency Centers Corporation (“Regency” or the “Company”) today announced updated 2015 and initial full-year 2016 earnings guidance. Selected items are listed herein and a complete listing of guidance components is included on the Company’s website at investors.regencycenters.com.

Updated Full-Year 2015 Guidance

	Previous Guidance	Updated Guidance
Core Funds From Operations ("Core FFO") per diluted share	$3.00 - $3.03	$3.02 - $3.04
NAREIT Funds From Operations (“NAREIT FFO”) per diluted share	$2.89 - $2.92	$2.90 - $2.92
Same Property Net Operating Income (“SPNOI”) Growth excluding termination fees (pro-rata)	4.0% - 4.3%	+/- 4.4%

Initial Full-Year 2016 Guidance

Core FFO per diluted share	$3.20 - $3.26
NAREIT FFO per diluted share	$3.18 - $3.24
SPNOI Growth excluding termination fees (pro-rata)	2.75% - 3.50%

Reconciliation of Net Income attributable to Common Stockholders to NAREIT FFO and
Core FFO

	Full Year		Full Year
NAREIT FFO and CORE FFO Guidance	2015		2016

Net income attributable to common stockholders	$1.34	1.36	$1.29	1.35

Adjustments to reconcile net income to NAREIT FFO:
Depreciation and amortization	1.91	1.91	1.89	1.89
Gain on sale of operating properties	(0.38)	(0.38)	0.00	0.00
All other amounts	0.03	0.03	0.00	0.00
NAREIT Funds From Operations	$2.90	2.92	$3.18	3.24

Adjustments to reconcile NAREIT FFO to Core FFO:
Development and acquisition pursuit costs	0.02	0.02	0.02	0.02
Early extinguishment of debt	0.08	0.08	0.00	0.00
Change in executive management	0.02	0.02	0.00	0.00
All other non-core amounts	0.00	0.00	0.00	0.00
Core Funds From Operations	$3.02	3.04	$3.20	3.26

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 318 retail properties encompasses over 42.7 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 219 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.
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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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